Exhibit 10.1

EXECUTIVE SEVERANCE PLAN

SEPARATION, WAIVER AND GENERAL RELEASE AGREEMENT

This Separation, Waiver and General Release Agreement is between Jacobs Solutions Inc. and its affiliated and subsidiary companies inclusive of Employee’s employing legal entity (collectively, “Jacobs”), on the one hand, and Claudia Jaramillo (“Employee”) and Employee’s agents, heirs, successors, assigns, executors and/or administrators, on the other.

WHEREAS, Employee has been an employee of Jacobs; and

WHEREAS, Employee has been an Executive Vice President and a participant in the Jacobs Solutions Inc. Executive Severance Plan, as amended (“Executive Severance Plan”); and

WHEREAS, Employee’s employment with Jacobs terminated under circumstances constituting a Qualifying Termination – No Change in Control under the Executive Severance Plan; and

WHEREAS, Employee must execute this Agreement in order to receive the severance benefits as set out under this Agreement including those under the Executive Severance Plan.

NOW, THEREFORE, in consideration of the valuable promises and the agreements contained herein, it is agreed as follows:

1.

Termination of Employment. Employee’s employment with Jacobs terminated effective April 15, 2024 (“Separation Date”). After the Separation Date, except as in relation to the Legal and Other Assistance paragraph, Employee shall perform no further duties, functions or services for Jacobs.

2.

Payment of Amounts Owed Employee. Employee acknowledges that Jacobs will pay all remuneration owed to Employee as a result of Employee’s employment with Jacobs through the Separation Date. Any outstanding expense reports for expenses incurred by Employee in the course of Employee’s employment with Jacobs through the Separation Date will be paid to Employee in accordance with normal approval and payment procedures.

3.

Payment of Amounts Owed to Jacobs: Employee acknowledges and agrees that if any amounts are determined to be due or owing from Employee to Jacobs for any reason (e.g., personal expenses on Employee’s corporate credit card, etc.), whether determined at the time of or after Employee’s separation of employment, Employee will remain obligated to pay such amounts to Jacobs within 30 days after demand made by Jacobs, if such amounts have not already been deducted from the Lump Sum Payment paragraph amount (which Employee authorizes Jacobs to do at Jacobs’s sole discretion). As of the Effective Date (as defined below) of this Agreement, Jacobs is not presently aware of any amounts owed to Jacobs by Employee.

4.

Lump Sum Payment. As consideration for Employee entering into this Agreement, Employee shall receive a lump sum payment of One Million Five Hundred Fifty Seven Thousand Five Hundred Eighty Six Dollars and Zero Cents ($1,557,586.00), less statutorily required deductions and withholdings, which lump sum payment is comprised of the following:

a.

a cash payment equal to the result of multiplying Employee’s applicable Severance Multiple (as per Exhibit A to the Executive Severance Plan, Table 2) by the sum of Employee’s Base Salary ($765,000.00) and Employee’s target annual incentive award (100% of Base Salary, $765,000.00) (as per Executive Severance Plan, Section 3(a)(i));

b.

a cash payment equal to the result of multiplying Employee’s applicable Severance Multiple (as per Exhibit A to the Executive Severance Plan, Table 2) by the annual premium ($18,235.00) that would be payable for the continued receipt of financial planning services which Employee receives as of immediately prior to Employee’s date of termination (as per Executive Severance Plan, Section 3(a)(iii)); and

c.

a cash payment equal to the result of multiplying Employee’s applicable Severance Multiple (as per Exhibit A to the Executive Severance Plan, Table 2) by the annual COBRA premium ($9,351) that would be payable by Employee for continued participation in the Company’s group health plans in which Employee participates immediately prior to Employee’s date of termination (as per Executive Severance Plan, Section 3.(a)(iv)).

5.

Stock Incentives. As additional consideration for Employee entering into this Agreement, and as per the Executive Severance Plan, Section 3.(a)(v), Employee’s unvested and outstanding Company equity awards, inclusive of equity awards under the Jacobs Leadership Long Term Incentive Plan (“LLTIP”) and Employee’s sign-on equity award, that are scheduled to vest within the nine (9) month period following the Separation Date shall continue to vest during such nine (9) month period in accordance with their original vesting schedule irrespective of the termination of Employee’s employment (subject, for the avoidance of doubt, to the satisfaction of any applicable performance criteria). Additionally, as approved by the Company’s Human Resources and Compensation Committee, (a) Employee’s unvested and outstanding restricted stock units that are set to vest on July 1, 2025, November 15, 2025, November 16, 2025, July 1, 2026, November 15, 2026, November 16, 2026 and November 15, 2027 shall continue to vest through their respective vesting dates in accordance with their original vesting schedule irrespective of the termination of Employee’s employment; and (b) Employee’s unvested and outstanding performance stock units that are set to vest on November 16, 2025 and November 15, 2026 shall continue to vest through their respective vesting dates in accordance with their original vesting schedule (and subject to applicable performance metrics) irrespective of the termination of Employee’s employment and, in regards to these performance stock units, Employee shall receive a prorated portion (based on the number of days, during the period between the award date and the vesting date, that Employee was employed by the Company), with the remainder of the performance stock units forfeited at that time. The vesting schedule for the restricted stock units and the performance stock units is set out in Exhibit “B” to this Agreement. Except as explicitly set forth in this Stock Incentives paragraph, Employee acknowledges that from and after the Separation Date, all outstanding stock incentives shall be handled as per applicable plan documents and agreements, including as to forfeiture of Employee’s unvested stock options, unvested restricted stock, unvested performance stock, and/or other unvested stock incentives.

6.

Leadership Performance Plan. Employee shall receive a lump sum cash payment equal to Employee’s annual incentive award based on actual performance (prorated for the number of days worked in a fiscal year through the Separation Date) (as per the Executive Severance Plan, Section 3(a)(ii)). This cash payment shall be paid only after actual performance is determined against the metrics established for Employee’s corporate function for the FY2024 performance period, and will be paid at such time as payments under the Company’s Leadership Performance Plan are paid to employee participants (estimated as mid-December 2024).

7.

Termination of Participation in the Executive Severance Plan. Except as set out in this Agreement, Employee acknowledges and agrees that, effective as of the Separation Date, Employee shall have no further rights, entitlements or interests in the Executive Severance Plan, and Employee is hereby waiving any and all claims, rights, entitlements and interests under or otherwise associated with the Executive Severance Plan, including as to continuing participation after April 15, 2024.

8.

Acknowledgment of Full Payment. Employee acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of Employee’s employment with Jacobs and/or the termination of that employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payment(s) and benefits specified in this Agreement. Employee also affirms that, except for any amounts owed under the Lump Sum Payment paragraph, the Stock Incentives paragraph, and the Leadership Performance Plan paragraph, and any amounts owed and outstanding as of the Effective Date of this Agreement associated with the Payments of Amounts Owed Employee paragraph, Employee has been paid and/or has received all compensation, wages (inclusive of overtime), bonuses, commissions, incentive pay and/or benefits which are due and payable as of the date Employee signs this Agreement, and that in signing this Agreement no other services, monies, salary, wages, bonuses, benefits, incentive pay, severance pay or other compensation are due or owing to Employee from Jacobs.

9.	Other Employee Benefits. Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs’ 401(k) plan(s) or other employee benefit plan(s).

10.

Right to Elect Continued Coverage. Upon Employee’s termination of employment, Employee may elect to continue health insurance coverage as and when permitted under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Information on COBRA and the cost to continue coverage will be mailed to Employee by Jacobs’ COBRA Administrator (UnitedHealthcare). Employee will have 60 days after receipt of this information to elect COBRA participation, retroactive to the termination of Employee’s employment status. Employee and Employee’s covered dependents should retain his/her/their health insurance cards if Employee or any covered dependent plans to continue coverage. Employee may contact United Health Care at 1.866.747.0048 or e-mail Cobra_kyoperations@uhc.com with any questions regarding COBRA benefits continuation.

Employee should contact Human Resources – (JacobsHRUS.CAN@Jacobs.com) – regarding conversion rights or porting rights for life and accident insurance coverage.

11.

Non-Disclosure of Trade Secrets, Confidential and Proprietary Information. Employee’s termination of employment does not alter or terminate Employee’s obligations under any code of conduct, employee ethics and business conduct principles, employee administration agreement, employee invention and confidentiality agreement, or other such documents employee signed and/or agreed to as a condition of and/or during the course of Employee’s employment within the Jacobs group family of companies. Jacobs may enforce the confidentiality and continuing obligation provisions of such documents even though Employee leaves its employ.

Employee’s position at Jacobs placed Employee in the possession of highly sensitive and extremely proprietary information of Jacobs, including, but not limited to, in the very highly competitive consulting, engineering/advanced engineering, design, construction, construction management, project and program management, technology solutions, government and municipal services, and intelligence, cyber/cybersecurity and counterterrorism services businesses. Employee must hold in confidence and may not disclose any proprietary, technical or business records, data or information developed by Employee or disclosed to Employee by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs, including but not limited to, information regarding Jacobs’ highly sensitive extremely proprietary information regarding its consulting, engineering/advanced engineering, design, construction, construction management, project and program management, technology solutions, government and municipal services, and intelligence, cyber/cybersecurity and counterterrorism services businesses and prospects. Furthermore, Employee may utilize such information only as expressly authorized by Jacobs’ Chief Legal Officer in writing. Thus, Employee may not use or disclose any of this information during any new employment.

The confidential proprietary information and trade secrets include, but are not limited to, the following:

a.	All business development and client information within the exclusive control of Jacobs, including but not limited to:

i.	Current and prospective customer lists;

ii.	Current and prospective business projects;

iii.	Pricing, rates, schedules and method of bidding on individual projects;

iv.	Technical details and status reports involving current and prospective projects;

v.	Contracting strategies, philosophies and/or techniques;

vi.	Salary rates and benefit levels for Jacobs’ employees;

vii.	Employment and recruitment policies of Jacobs; and

viii.	Internal policies and procedures utilized by Jacobs in performing business projects and consulting work.

b.	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge.

c.

Any other confidential, proprietary, technical data developed by Employee or disclosed to Employee by Jacobs during Employee’s employment, whether pertaining to specific projects with which Employee was involved or otherwise.

As to this information, Jacobs hereby reminds Employee that Employee must abide by Employee’s confidentiality responsibilities and refrain from using or disclosing any of the above information to Employee’s new employer or to any third party without prior written consent from Jacobs. Furthermore, Jacobs also reminds Employee that Employee must immediately return to it all written material currently in Employee’s possession relating to the above-listed proprietary information.

If Employee in any way breaches Employee’s obligations not to disclose the trade secrets and confidential proprietary information of Jacobs, whether by using or disclosing any of the above-listed information, Jacobs will immediately pursue all legal remedies available to it, including without limitation, an injunction preventing Employee’s continued conduct and/or a civil action for damages.

12.

Immunity Under the Defend Trade Secrets Act of 2016. The federal Defend Trade Secrets Act of 2016 provides immunity to Employee in certain circumstances for limited disclosure of Jacobs’ trade secrets:

a.

in confidence, either directly or indirectly to a federal, state or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or

b.	“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, if Employee files a retaliation lawsuit for reporting a suspected violation of law Employee may also use and disclose related trade secrets in the following manner:

c.	Employee may disclose the trade secret to Employee’s attorney, and

d.

Employee may use the information in related court proceedings, as long as Employee files documents containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

13.

Legal and Other Assistance. Employee agrees that Employee will, at the request of Jacobs, provide Jacobs with such assistance as Jacobs may require in the conduct of any legal matter(s), proceeding(s), investigation(s) or inquiry(ies) in respect of which Jacobs or its advisers believe that Employee may be of assistance. If Employee is required to provide assistance to Jacobs in accordance with this Legal and Other Assistance paragraph, Jacobs will reimburse Employee for agreed upon (a) time actually spent in providing assistance at a rate equivalent to Employee’s hourly rate of pay as of the Separation Date and (b) reasonable expenses which Employee may incur and which have been approved by Jacobs and are evidenced by appropriate receipts.

14.

Director and Officer Indemnification and Defense. Employee shall be provided with all rights of indemnification and defense provided to any director, officer or other executive of Jacobs under any of the Jacobs’ by laws, articles of incorporation, resolutions, indemnification agreements, and/or insurance policies in effect as of the Effective Date of this Agreement.

15.

Entire Agreement; Choice of Law. This Agreement, including Exhibits “A,” “B,” “C,” and “D” attached hereto and which Exhibits are incorporated by reference as if fully set forth in this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and an executive officer of Jacobs. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.

Waiver and General Release of Claims. In further consideration of the foregoing, Employee (on behalf of Employee and Employee’s agents, heirs, successors, assigns, executors and/or administrators) hereby releases and discharges Jacobs, and all their respective parent, affiliated, and subsidiary companies, their Employee Benefit Plans (as defined below) and its/their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (each individually a “Releasee” and collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees. This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs and/or the termination of Employee’s employment. This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), Section 503 of the Rehabilitation Act of 1974 as amended, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act of 2008 (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, as amended, 29

U.S.C. § 206(d)(1)-(4), the Rehabilitation Act of 1974, 29 U.S.C. § 701, et seq., the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, § 46 U.S.C. § 300gg, et seq., Executive Order 11246, and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), False Claims Act (“FCA”), 31 U.S.C § 3730, Sections 827 and/or 828 of the 2013 National Defense Authorization Act (“NDAA”), 10 U.S.C § 4701 et seq. and 41 U.S.C. § 4712 et seq., Uniformed Services Employment and Reemployment Rights Act (“USERRA”) 38 U.S.C § 4301 et seq., Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVVRAA”) as amended 38 U.S.C § 4212, Chapter 21 of the Texas Labor Code (also known as the “Texas Commission on Human Rights Act”), including Tex. Lab. Code §§ 21.051 and 21.055, and the Texas Genetic Testing Law (Texas Lab. Code §§ 21.401 to 21.405); Texas Civil Practice and Remedies Code, including any claim for attorneys’ fees under Chapter 38 of the Texas Civil Practice and Remedies Code; Texas Communicable Diseases Law, Tex. Health & Safety Code § 81.101, et seq., and any other claims under the Texas Health and Safety Code; Texas Disability Discrimination Law, Tex. Hum. Res. Code § 121.001, et seq.; Texas Occupations Code; Texas Payday Law, Chapter 61 of the Texas Labor Code, and any other claims under the Texas Labor Code. This release extends to any state or local laws covering rights and remedies overlapping with any of the foregoing federal laws. Additionally, this release also includes, without limitation, any claims based on any federal, state, or local statute, law or ordinance of any jurisdiction relating to employment, employment discrimination, termination of employment, wages or benefits, contract (including, by way of example only, any of the Company’s policies, practices and/or plans), and any and all common law claims, including wrongful and/or retaliatory termination and/or discharge of employment claims, contract or promissory estoppel claims, intentional infliction of emotional distress claims, assault and battery claims, tort claims, including negligence claims, personal injury claims, third-party claims, slander, libel, and/or defamation claims, qui tam claims and whistleblower claims, and/or any other claims based on any state statute or law, contract, covenant of good faith and fair dealing, public policy or other theories, as well as any claim for attorney’s fees and/or costs or other expenses or fees. For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by Jacobs or any Releasee. Employee expressly understands that among the various rights and claims being waived by Employee in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended. Employee further warrants that Employee has not suffered an on-the-job injury for which Employee has not already filed a claim.

Employee agrees that no lawsuit (federal, state, local or otherwise) shall be filed at any time by Employee against any of the Releasees based upon any claim released above. In the event Employee breaches this promise by filing such a lawsuit, Employee may be responsible for paying the attorney’s fees and costs incurred by any and/or all of the Releasees in defending against the lawsuit if the lawsuit is brought in bad faith, or is frivolous and groundless, or if recovery of fees is otherwise authorized by local, state or federal law. The foregoing does not nullify the waiver and release by Employee nor limit any of the Releasees’ rights and remedies.

Nothing in this Agreement or in any of the Exhibits to this Agreement prohibits Employee from filing a charge or complaint with any Office of Inspector General (“OIG”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”) or the Securities and Exchange Commission (“SEC”), or a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation of a charge of discrimination by the EEOC or any state fair employment practices agency. With respect to any such filing, Employee understands and agrees that Employee is waiving the right, and shall not seek, accept, or be entitled, to any monetary relief or recovery (other than any applicable statutory award, bounty or fee that cannot be waived as a matter of law), whether for Employee individually, or as a member of a class or group, arising from, in connection with, or related to a charge or complaint filed by Employee for Employee or as a representative on behalf of others.

18.	Knowing Waiver. By virtue of this Agreement, Employee has been advised and fully acknowledges and agrees as follows:

a.	Employee understands the terms and conditions of this Agreement;

b.

Employee has been advised of Employee’s right to consult an attorney to review the Agreement, and has either had the benefit of an attorney throughout this process and has had an attorney review the Agreement or is aware of Employee’s right to do so and has knowingly waived that right;

c.	Employee does not waive any rights or claims that may arise after the date the Employee signs the Agreement;

d.	Employee is receiving consideration under this Agreement beyond anything of value to which Employee is already entitled; and

e.

In order for this Agreement to become effective, Employee must timely return this Agreement, signed and dated, within the time set forth in this Knowing Waiver paragraph. Employee acknowledges that under the Older Workers Benefit Protection Act and as per the Executive Severance Plan, Employee has forty-five (45) days within which to consider this Agreement before executing it, and further acknowledges having had the Agreement to review since March 28, 2024. If, however, Employee executes this Agreement before the expiration of the 45-day consideration period, Employee acknowledges that Employee has knowingly and voluntarily waived the consideration period and further acknowledges that Employee has taken sufficient time to consider this Agreement before executing it. The Agreement must be signed, dated, returned to and received by the Company (submitted to Shelie Gustafson, Chief People and Inclusion Officer, at Jacobs, 1999 Bryan Street, Suite 1200, Dallas, Texas 75201 or by e-mail to Shelie.Gustafson@Jacobs.com) on or before 11:59 p.m. CST on the forty-fifth (45th) day of the review period. Alternatively, a signed, dated and executed Agreement may be submitted as a .pdf to Taggart Hansen, Deputy General Counsel, by e-mail at Taggart.Hansen@Jacobs.com on or before 11:59 p.m. CST on the forty-fifth (45th) day of the review period.

19.

Revocation Period. This Agreement shall not become binding on Employee until seven (7) calendar days after Employee signs. During this 7-day period, Employee may revoke this Agreement. Such revocation must be in writing, must specifically revoke the Agreement, and must be received by the Company (submitted to Joanne Caruso, Chief Legal and Administrative Officer, at Jacobs, 1999 Bryan Street, Suite 1200, Dallas, Texas 75201 or by e-mail to Joanne.Caruso@Jacobs.com) on or before 11:59 p.m. CST on the seventh (7th) day following your execution of the Agreement. Upon expiration of the 7-day period and provided no revocation has occurred, Employee acknowledges that this Agreement becomes binding on Employee, which shall be deemed the Effective Date. Employee acknowledges and agrees that payment to Employee of the amounts set forth in the Lump Sum Payments paragraph shall be deemed the Company’s acceptance of the terms of this Agreement, even in the absence of any signature.

20.

Restrictive Covenants. By signing this Agreement, Employee acknowledges, understands and agrees that Employee remains obligated following the Separation Date to adhere to and abide by (a) the Restrictive Covenants section (Section 8, inclusive of all subparts) in the Executive Severance Plan – which section is incorporated by reference as if fully set forth herein; (b) the Restrictive Covenants, Repayment Obligations and Injunctive Relief provisions in Employee’s 2022, 2023 and 2024 Restricted Stock Unit Agreements, 2022, 2023 and 2024 Restricted Stock Unit Agreements (Performance Shares – ROIC), and 2022, 2023 and 2024 Restricted Stock Unit Agreements (Performance Shares – Earnings Per Share), which provisions are incorporated by reference as if fully set forth herein; (c) any restrictions as set out in the Enhanced Clawback Policy, which provisions are incorporated as if fully set forth herein, and (d) any other restrictions agreed to by Employee during Employee’s employment with Jacobs. With respect to any existing non-competition obligation the Employee has under any of the foregoing agreements or policy, the Company and Employee agree to limit any such non-competition obligations to the list of companies set out in the Enhanced Clawback Policy, excluding those explicitly agreed to be removed by the parties, as reflected in Exhibit “C” to this Agreement. Subject to Employee’s compliance with Employee’s continuing confidentiality and trade secret restrictions and obligations, Employee being employed by or providing services to any company struck-out in Exhibit “C” shall not constitute a violation of Employee’s non-compete obligation or subject Employee to any clawback provision that may otherwise be applicable to a violation of the non-compete obligations. The foregoing notwithstanding, Employee may request in writing, submitted to both the Chief Executive Officer and the Chief Legal and Administrative Officer, additional narrow waiver of any non-competition obligation that continues to apply to the other companies as set out in Exhibit “C”, which the Company may approve or disapprove in its sole and absolute discretion. Employee acknowledges that any waiver of a non-competition restriction must be in writing from the Company by the Chief Executive Officer, the Chief Legal and Administrative Officer, or their designee.

21.

Return of Company Property. Employee acknowledges that prior to signing this Agreement and receiving payment hereunder, Employee shall return all Jacobs property, proprietary/confidential information, papers, manuals/notebooks, electronically stored data, software, media, documentation, diskettes, computer equipment and related devices, keys, credit cards, government contractor card and phone cards, and any Jacobs equipment or items to Jacobs. Further, Employee attests by signing below that Employee has not downloaded, transferred or removed any Jacobs trade secrets and/or confidential and proprietary information (including as set out in the Non-Disclosure of Trade Secrets, Confidential and Proprietary Information paragraph, above) to any devices or accounts, including without limitation other computers, notebooks, smart or mobile phones, thumb drives, external e-mail addresses, DVDs, CDs and/or external hard drives. Employee further acknowledges that Employee has not spoliated, damaged, or otherwise destroyed any Jacobs property or equipment, including Employee’s assigned computer and other IT equipment, prior to returning it to Jacobs. For the avoidance of any doubt, Employee explicitly acknowledges that if Employee has not returned all Jacobs property, proprietary/confidential information, papers, manuals/notebooks, electronically stored data, software, media, documentation, diskettes, computer equipment and related devices, keys, credit cards, government contractor card and phone cards, and any Jacobs equipment or items to Jacobs at the time of returning this Agreement to Jacobs, Jacobs shall be entitled to and may at its sole discretion withhold the payment and/or provision of benefits under this Agreement until such property and other Jacobs information is returned to Jacobs. Further, Employee explicitly agrees and acknowledges that if Employee has spoliated, damaged or otherwise destroyed Jacobs property or equipment of any kind, Jacobs shall be entitled to deduct from any Lump Sum Payment amount the replacement cost of such Jacobs property or equipment.

22.

Voluntary Agreement. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INVOLVES THE KNOWING AND VOLUNTARY RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EMPLOYEE AGAINST JACOBS. EMPLOYEE UNDERSTANDS THAT EMPLOYEE HAS THE RIGHT TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN (AND HEREBY IS) ADVISED BY JACOBS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, AND EMPLOYEE AFFIRMATIVELY REPRESENTS EMPLOYEE HAS CONSULTED WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS NOT BEEN DISCOURAGED OR DISSUADED FROM CONSULTING WITH AN ATTORNEY BY JACOBS.

23.

Counterparts, Execution and Delivery. This Agreement may be executed and delivered in one or more counterparts, each of which when executed will be deemed an original, and all of which will constitute one and the same document. This Agreement may be executed by the parties and transmitted by facsimile transmission or .pdf by e-mail, and if so executed and transmitted, the Agreement will be for all purposes and effect as if the parties had delivered an executed original agreement.

24.

Arbitration. The parties agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes. In consideration of these mutual advantages, the parties agree to the Arbitration Procedures set forth in Exhibit “D” attached hereto. In all instances, prior to initiating any arbitration proceedings in relation to this Agreement, the party considering invoking the arbitration procedures shall notify the other party, and the parties shall then in good faith meet and confer in an attempt to resolve any potential dispute first, including through the use of a mediator if agreed upon by both parties.

Executed on this 6th day of May, 2024 on behalf of:

JACOBS

By:	/s/ Shelie Gustafson
Name:	Shelie Gustafson
Title:	Chief People and Inclusion Officer

Executed on this 6th day of May, 2024.

By:	/s/ Claudia Jaramillo
Claudia Jaramillo